Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
PetroShare Corp.

We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of PetroShare Corp. of our report dated April 17, 2015, relating to the financial statements of PetroShare Corp. including the balance sheets as of December 31, 2014 and 2013, and the related statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2014 and 2013, which are contained in such Amendment, and to the reference of our firm under the heading "Experts" in the prospectus.

/s/ StarkSchenkein, LLP

StarkSchenkein, LLP
Denver, Colorado
July 14, 2015